SCHEDULE 3(h)
                            Liabilities Incurred
                            --------------------

See Schedule 3(g)-1 for a listing of those liabilities incurred in connection with the Reorganization Transactions.

                            SCHEDULE 3(i)(ii)

Possible Limitations On or Claims Against EPi's Intellectual Property Rights
----------------------------------------------------------------------------

1.   Royalties  payable  to  Aronex  Pharmaceutical  in  order  to   maintain
     exclusive rights under the Aronex License Agreement with Gemini with respect to Phosphazole class of compounds.

2. Royalities payable and development obligation with respect to the MMP Pump protein marker for malignant cancers pursuant to the Vanderbilt University license agreement with HTD.

3. Rights granted to ADM Tronics Unlimited, Inc. To manufacture and sell worlwide the SofPulse product pursuant to the Asset Purchase Agreement with EPi.

                                SCHEDULE 3(j)

                              Legal Proceedings

1. Diapulse Corporation of America, Inc. ("Diapulse") v. Magnetic Resonance Therapeutics, Inc. et al., filed in August 1994 in the Supreme Court of the State of New York, Nassau County

2. Citizen's petition filed in February 1993 by Diapulse with the U.S. Food and Drug Administration

3. O'Connell v. Kinetech Medical, Inc. and Electropharmacology, Inc. filed in August 1997 in the County Court in Dallas, Texas

4. Baxter v. Electropharmacology, Inc. filed in July 1998 in the Circuit Court of Broward County, Florida

                             SCHEDULE 3(l)

                             Brokers or Finders
                             ------------------

None.